This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

JPMorgan Auto Callable Contingent Interest Notes linked to the Common Shares of
Apple Inc, due April 13, 2016

The notes are designed for investors who seek a Contingent Interest Payment (i)
with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier or (ii)
with respect to the final Review Date for which the Final Stock Price is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Stock:                  The Common Stock, $0.00001 par value per share, of Apple Inc
Contingent Interest Payments:     If the notes have not been previously called and (i) with respect to any Review Date (other than the final Review Date)
                                  the closing price of one share of the Reference Stock on that Review Date or (ii) with respect to the final Review Date the
                                  Final Stock Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to:
                                  $30.000 (equivalent to an interest rate of 12.00% per annum, payable at a rate of 3.0000% per quarter).
                                  If (i) with respect to any Review Date (other than the final Review Date) the closing price of one share of the Reference
                                  Stock on that Review Date or (ii) with respect to the final Review Date, the Final Stock Price is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier / Trigger Level: 80% of the Initial Stock Price (subject to adjustments)
Interest Rate:                    12.00% per annum, payable at a rate of 3.0000% per quarter, if applicable
Automatic Call:                   If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:              If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent
                                  Interest Payment applicable to the final Review Date. If the notes have not been previously called and the Final Stock
                                  Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Stock Return).
                                  If the notes have not been automatically called and the Final Stock Price is less than the Trigger Level, you will lose more than 20% of your initial investment and may lose all of your initial investment at maturity.
Stock Return:                     (Final Stock Price - Initial Stock Price) / Initial Stock Price
Initial Stock Price:              Closing price of the Reference Stock on pricing date, divided by the Adjustment Factor
Final Stock Price:                The arithmetic average of the closing prices of one share of the Reference Stock on each of the Ending Averaging Dates.
Ending Averaging Dates:           April 04, 2016, April 05, 2016, April 06, 2016, April 07, 2016, and the final Review Date
Review Dates:                     July 09, 2015 (first Review Date), October 08, 2015 (second Review Date), January 07, 2016 (third Review Date), and April
                                  08, 2016 (final Review Date)
Preliminary Term Sheet:           http://www.sec.gov/Archives/edgar/data/19617/000095010315002274/dp54619_fwp-332.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[]    Your  investment  in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co.

[]    The  notes  do  not  guarantee  the  payment  of  interest and may not pay interest at all.

[]    The  appreciation  potential  of  the  notes  is limited, and you will not participate in any appreciation in the price of the Reference Stock.

[]    The  benefit  provided  by  the  Trigger  Level may terminate on the final
      Review Date.

[]    JPMorgan  Chase  and  Co.  and  its  affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours.

[]    If  the  notes  are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return

[]    JPMS's  estimated value of the notes will be lower than the original issue price (price to public) of the notes.

[]    JPMS's  estimated  value does not represent the future values of the notes and  may  differ  from  others' estimates [] JPMS's estimated value is not determined  by reference to credit spreads for our conventional fixed rate debt.

[]    The  value  of  the  notes as published by JPMS will likely be higher than
      JPMS's then-current estimated value of the notes for a limited time.

[]    Secondary market prices of the notes will be impacted by many economic and market factors.

[]    No ownership or dividend rights in the Reference Stock.

[]    Risk  of  the  closing  price  of  the  Reference  Stock falling below the
      Interest  Barrier  or  Trigger  Level is greater if the Reference Stock is volatile.

[]    Lack  of  liquidity  -  JPMS intends to offer to purchase the notes in the secondary  market  but  is  not  required  to  do  so.  Even if there is a secondary  market,  it  may  not  provide enough liquidity to allow you to trade or sell the notes easily.

[]    The anti-dilution protection for the Reference Stock is limited and may be discretionary.

[]    The  averaging  convention  used  to calculate the Final Stock Price could limit returns.

Hypothetical Return on a Note

                              First 3 Review Dates

Compare the closing price of one share of the Reference Stock on a Review Date
(other than the Final Review Date) to the Initial Stock Price and the Interest
Barrier until the Final Review Date or any automatic call.

                                                                             Automatic Early Redemption
The closing price of one
Share of the Reference Stock
is greater than or equal to      The notes will be automatically called and you will receive (i) the principal amount plus (ii)
the Initial Stock Price                       the Contingent Interest Payment with respect to the related Review Date
                                                                                                                You will receive the
                                                          The closing price of one share of the contingent quarterly
                                                          Reference Stock is greater than or
The closing price of one                                  equal to the Interest Barrier         payment. Proceed to the next
Share of the Reference Stock   No Automatic Early                                               Review Date.
is less than the Initial Stock Redemption
Price                                                     The closing price of one share of the No contingent quarterly
                                                          reference Stock is less than the      payment. Proceed to the next
                                                          Interest Barrier                      Review Date.

For more information about the payments upon an Automatic Call or at maturity in different hypothetical scenarios, see "Hypothetical Payment upon Automatic
Call or at Maturity" below.

What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?

The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given Review Date.

The hypothetical payments set forth below assume an Initial Stock Price of
$125.00, an Interest Barrier and a Trigger Level of $100.00 (equal to 80% of the hypothetical Initial Stock Price) and reflect the Interest Rate of 12.00%
per annum (payable at a rate of 3.0000% per quarter). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. the numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity

                         Review Dates Prior to the Final Review Date                          Final Review Date
              ================================================================== ============ ============================
Closing Price Reference Stock Appreciation / Payment on Interest Payment Date or Stock Return      Payment at Maturity (3)
               Depreciation at Review Date         Call Settlement Date (1)(2)
============= ============================== =================================== ============ ============================
  $225.0000                80.00%                           $1,030.000              80.00%                 $1,030.000
  $200.0000                60.00%                           $1,030.000              60.00%                 $1,030.000
  $175.0000                40.00%                           $1,030.000              40.00%                 $1,030.000
  $150.0000                20.00%                           $1,030.000              20.00%                 $1,030.000
  $137.5000                10.00%                           $1,030.000              10.00%                 $1,030.000
  $131.2500                 5.00%                           $1,030.000               5.00%                 $1,030.000
  $125.0000                 0.00%                           $1,030.000               0.00%                 $1,030.000
  $118.7500                 -5.00%                            $30.000               -5.00%                 $1,030.000
  $112.5000                -10.00%                            $30.000              -10.00%                 $1,030.000
  $100.0000                -20.00%                            $30.000              -20.00%                 $1,030.000
   $99.9875                -20.01%                             $0.000              -20.01%                  $799.900
   $62.5000                -50.00%                             $0.000              -50.00%                  $500.000
   $37.5000                -70.00%                             $0.000              -70.00%                  $300.000
   $0.0000                -100.00%                             $0.000              -100.00%                  $0.000
============= ============================== =================================== ============ ============================

(1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.
(2) You will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the
Interest Barrier.
(3) You will receive a Contingent Interest Payment in connection with the final
Review Date if the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov.

Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to This material is not a product of J.P. Morgan Research
Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS")
is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: March 24, 2015